                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                            SCHEDULE 13D

              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. 8)*

                                AMERCO
- ---------------------------------------------------------------------
                          (NAME OF ISSUER)

              Common Stock, $0.25 par value per share
- ---------------------------------------------------------------------
                   (TITLE OF CLASS OF SECURITIES)

                               023586100
- ---------------------------------------------------------------------
                           (CUSIP NUMBER)

                      Gary V. Klinefelter, Esq.
                      2727 North Central Avenue
                      Phoenix, Arizona  85021
                          (602) 263-6671
- ---------------------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
          AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                            November 10, 1994
- ---------------------------------------------------------------------
       (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

- --------------------


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

              (The Exhibit Index is located on Page 19)

                   AMENDMENT NO. 8 TO SCHEDULE 13D
                       PURSUANT TO RULE 13d-2
                               OF THE
                    GENERAL RULES AND REGULATIONS
                              UNDER THE
             SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

         A group consisting of EJOS, Inc., an Arizona corporation ("EJOS"); Edward J. Shoen; M.V.S., Inc., a Nevada corporation ("M.V.S."); Mark V. Shoen; Japal, Inc., a Nevada corporation ("Japal"); James P. Shoen; Pafran, Inc., a Nevada corporation ("Pafran"); Paul F. Shoen; Sophmar, Inc., a Nevada corporation ("Sophmar"); Sophia M. Shoen; and The AMERCO Employee Savings and Profit Sharing and Employee Stock Ownership Trust ("The ESOP Trust") filed a Schedule 13D with the Securities and Exchange Commission (the "Commission") on May 21, 1992 (the "Original Schedule 13D"). The Original Schedule 13D was amended by Amendment No. 1 filed with the Commission on August 21, 1992, Amendment No. 2 filed with the Commission on April 19, 1993, Amendment No. 3 filed with the Commission on June 12, 1993, Amendment No. 4 filed with the Commission on September 17, 1993, Amendment No. 5 filed with the Commission on April 25, 1994, Amendment No. 6 filed with the Commission on May 31, 1994, and Amendment No. 7 filed with the Commission on September 9, 1994. This Amendment No. 8, pursuant to Rule 13d-2 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), amends and supplements the cover pages and statements under Items 4-7 of the Original Schedule 13D, as amended by Amendments Nos. 1, 2, 3, 4, 5, 6, and 7. Capitalized terms used in this Amendment No. 8 and not otherwise defined shall have the meaning ascribed to such terms in the Original Schedule 13D, as amended.

COVER PAGES.
- -----------

         As a result of the Share Exchange (described in Item 4 below), Mark V. Shoen now owns 3,475,520 shares of the Company's
Common Stock, and no longer owns any shares of the Company's Series A Common Stock, $0.25 par value (the "Series A Stock").

         As a result of the sale to the public by Sophia M. Shoen
(described in Item 4 below) of 500,000 shares of the Company's Common Stock, $0.25 par value (the "Common Stock"), Sophia M. Shoen now owns 1,713,472 shares of Common Stock.

         Accordingly, the cover pages are hereby amended in their entirety, to reflect (i) the Share Exchange by Mark V. Shoen and (ii) the sale to the public of the Company's Common Stock owned by Sophia M. Shoen as follows:

CUSIP No. 023586100

                                 13D


- ---------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Edward J. Shoen
- ---------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [X]
                                                       (b) [ ]

- ---------------------------------------------------------------------
3.        SEC USE ONLY

- ---------------------------------------------------------------------
4.        SOURCE OF FUNDS

          00
- ---------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]


- ---------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona, United States
- ---------------------------------------------------------------------

               ------------------------------------------------------
 NUMBER OF     7.   SOLE VOTING POWER
  SHARES
BENEFICIALLY   ------------------------------------------------------
  OWNED        8.   SHARED VOTING POWER
    BY
   EACH             17,884,231
 REPORTING     ------------------------------------------------------
   PERSON      9.   SOLE DISPOSITIVE POWER
   PERSON
    WITH       ------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    17,884,231
- ---------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON

                    17,884,231
- ---------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                   [ ]


- ---------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    46.26
- ---------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON

          IN
- ---------------------------------------------------------------------

CUSIP No. 023586100

                                 13D

- ---------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Mark V. Shoen
- ---------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [X]
                                                       (b) [ ]

- ---------------------------------------------------------------------
3.        SEC USE ONLY

- ---------------------------------------------------------------------
4.        SOURCE OF FUNDS

          00
- ---------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]

- ---------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona, United States
- ---------------------------------------------------------------------

               ------------------------------------------------------
  NUMBER OF    7.   SOLE VOTING POWER
   SHARES
BENEFICIALLY   ------------------------------------------------------
   OWNED       8.   SHARED VOTING POWER
     BY
    EACH            17,884,231
 REPORTING     ------------------------------------------------------
   PERSON      9.   SOLE DISPOSITIVE POWER
   WITH
               ------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    17,884,231
- ---------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                    17,884,231
- ---------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                   [ ]

- ---------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    46.26
- ---------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON

          IN
- ---------------------------------------------------------------------

CUSIP No. 023586100

                                 13D

- ---------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          James P. Shoen
- ---------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [X]
                                                       (b) [ ]

- ---------------------------------------------------------------------
3.        SEC USE ONLY

- ---------------------------------------------------------------------
4.        SOURCE OF FUNDS

          00
- ---------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]

- ---------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona, United States
- ---------------------------------------------------------------------

               ------------------------------------------------------
 NUMBER OF     7.   SOLE VOTING POWER
  SHARES
BENEFICIALLY   ------------------------------------------------------
  OWNED        8.   SHARES VOTING POWER
    BY
   EACH             17,884,231
 REPORTING     ------------------------------------------------------
   PERSON      9.   SOLE DISPOSITIVE POWER
   WITH
               ------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    17,884,231
- ---------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                    17,884,231
- ---------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                   [ ]

- ---------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    46.26
- ---------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON

          IN
- ---------------------------------------------------------------------

CUSIP No. 023586100

                                 13D

- ---------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


          Paul F. Shoen
- ---------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [X]
                                                       (b) [ ]

- ---------------------------------------------------------------------
3.        SEC USE ONLY

- ---------------------------------------------------------------------
4.        SOURCE OF FUNDS

          00
- ---------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]

- ---------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona, United States
- ---------------------------------------------------------------------

               ------------------------------------------------------
 NUMBER OF     7.   SOLE VOTING POWER
  SHARES
BENEFICIALLY   ------------------------------------------------------
  OWNED        8.   SHARES VOTING POWER
    BY
   EACH             17,884,231
 REPORTING     ------------------------------------------------------
   PERSON      9.   SOLE DISPOSITIVE POWER
   WITH
               ------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    17,884,231
- ---------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                    17,884,231
- ---------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                   [ ]

- ---------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    46.26
- ---------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON

          IN
- ---------------------------------------------------------------------

CUSIP No. 023586100

                                 13D

- ---------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Sophia M. Shoen
- ---------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [X]
                                                       (b) [ ]

- ---------------------------------------------------------------------
3.        SEC USE ONLY

- ---------------------------------------------------------------------
4.        SOURCE OF FUNDS

          00
- ---------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]

- ---------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona, United States
- ---------------------------------------------------------------------

               ------------------------------------------------------
 NUMBER OF     7.   SOLE VOTING POWER
  SHARES
BENEFICIALLY   ------------------------------------------------------
  OWNED        8.   SHARED VOTING POWER
    BY
   EACH             17,884,231
 REPORTING     ------------------------------------------------------
   PERSON      9.   SOLE DISPOSITIVE POWER
   WITH
               ------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    17,884,231
- ---------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                    17,884,231
- ---------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                   [ ]

- ---------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    46.26
- ---------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON

          IN
- ---------------------------------------------------------------------

CUSIP No. 023586100

                                 13D

- ---------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Irrevocable Trust dated December 20, 1982 between Edward J. Shoen, as grantor, and Oxford Life Insurance Company, as trustee
- ---------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [X]
                                                       (b) [ ]

- ---------------------------------------------------------------------
3.        SEC USE ONLY

- ---------------------------------------------------------------------
4.        SOURCE OF FUNDS

          00
- ---------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]

- ---------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona, United States
- ---------------------------------------------------------------------

               ------------------------------------------------------
 NUMBER OF     7.   SOLE VOTING POWER
  SHARES
BENEFICIALLY   ------------------------------------------------------
  OWNED        8.   SHARED VOTING POWER
    BY
   EACH             17,884,231
 REPORTING     ------------------------------------------------------
   PERSON      9.   SOLE DISPOSITIVE POWER
   WITH
               ------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    17,884,231
- ---------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                    17,884,231
- ---------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                   [ ]


- ---------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    46.26
- ---------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON

          00
- ---------------------------------------------------------------------

CUSIP No. 023586100

                                 13D

- ---------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Irrevocable Trust dated December 10, 1982 between Mark V. Shoen, as grantor, and Oxford Life Insurance Company, as trustee
- ---------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [X]
                                                       (b) [ ]

- ---------------------------------------------------------------------
3.        SEC USE ONLY

- ---------------------------------------------------------------------
4.        SOURCE OF FUNDS

          00
- ---------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]

- ---------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona, United States
- ---------------------------------------------------------------------

               ------------------------------------------------------
 NUMBER OF     7.   SOLE VOTING POWER
  SHARES
BENEFICIALLY   ------------------------------------------------------
  OWNED        8.   SHARED VOTING POWER
    BY
   EACH             17,884,231
 REPORTING     ------------------------------------------------------
   PERSON      9.   SOLE DISPOSITIVE POWER
   WITH
               ------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    17,884,231
- ---------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                    17,884,231
- ---------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                   [ ]

- ---------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    46.26
- ---------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON

          00
- ---------------------------------------------------------------------

CUSIP No. 023586100

                                 13D

- ---------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Irrevocable Trust dated December 20, 1982 between James P. Shoen, as grantor, and Oxford Life Insurance Company, as trustee
- ---------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [X]
                                                       (b) [ ]

- ---------------------------------------------------------------------
3.        SEC USE ONLY

- ---------------------------------------------------------------------
4.        SOURCE OF FUNDS

          00
- ---------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]

- ---------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona, United States
- ---------------------------------------------------------------------

               ------------------------------------------------------
 NUMBER OF     7.   SOLE VOTING POWER
  SHARES
BENEFICIALLY   ------------------------------------------------------
  OWNED        8.   SHARED VOTING POWER
    BY
   EACH             17,884,231
 REPORTING     ------------------------------------------------------
   PERSON      9.   SOLE DISPOSITIVE POWER
   WITH
               ------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    17,884,231
- ---------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                    17,884,231
- ---------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                   [ ]

- ---------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    46.26
- ---------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON

          00
- ---------------------------------------------------------------------

CUSIP No. 023586100

                                 13D

- ---------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Irrevocable Trust dated December 20, 1982 between
          Paul F. Shoen, as grantor, and Oxford Life Insurance
          Company, as trustee
- ---------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [X]
                                                       (b) [ ]

- ---------------------------------------------------------------------
3.        SEC USE ONLY

- ---------------------------------------------------------------------
4.        SOURCE OF FUNDS

          00
- ---------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]

- ---------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona, United States
- ---------------------------------------------------------------------

               ------------------------------------------------------
 NUMBER OF     7.   SOLE VOTING POWER
  SHARES
BENEFICIALLY   ------------------------------------------------------
  OWNED        8.   SHARED VOTING POWER
    BY
   EACH             17,884,231
 REPORTING     ------------------------------------------------------
   PERSON      9.   SOLE DISPOSITIVE POWER
   WITH
               ------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    17,884,231
- ---------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                    17,884,231
- ---------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                   [ ]

- ---------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    46.26
- ---------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON

          00
- ---------------------------------------------------------------------

CUSIP No. 023586100

                                 13D

- ---------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Irrevocable Trust dated December 10, 1982 between
          Sophia M. Shoen, as grantor, and Oxford Life Insurance
          Company, as trustee
- ---------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [X]
                                                       (b) [ ]

- ---------------------------------------------------------------------
3.        SEC USE ONLY

- ---------------------------------------------------------------------
4.        SOURCE OF FUNDS

          00
- ---------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]

- ---------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona, United States
- ---------------------------------------------------------------------

               ------------------------------------------------------
 NUMBER OF     7.   SOLE VOTING POWER
  SHARES
BENEFICIALLY   ------------------------------------------------------
  OWNED        8.   SHARED VOTING POWER
    BY
   EACH             17,884,231
 REPORTING     ------------------------------------------------------
   PERSON      9.   SOLE DISPOSITIVE POWER
   WITH
               ------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    17,884,231
- ---------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                    17,884,231
- ---------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                   [ ]

- ---------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    46.26
- ---------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON

          00
- ---------------------------------------------------------------------

CUSIP No. 023586100

                                 13D

- ---------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The AMERCO Employee Savings and Profit Sharing and Employee Stock Ownership Trust
- ---------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                       (a) [X]
                                                       (b) [ ]

- ---------------------------------------------------------------------
3.        SEC USE ONLY

- ---------------------------------------------------------------------
4.        SOURCE OF FUNDS

          00
- ---------------------------------------------------------------------
5.        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)                   [ ]

- ---------------------------------------------------------------------
6.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona, United States
- ---------------------------------------------------------------------

               ------------------------------------------------------
 NUMBER OF     7.   SOLE VOTING POWER
  SHARES
BENEFICIALLY   ------------------------------------------------------
  OWNED        8.   SHARED VOTING POWER
    BY
   EACH             17,884,231
 REPORTING     ------------------------------------------------------
   PERSON      9.   SOLE DISPOSITIVE POWER
   WITH
               ------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    17,884,231
- ---------------------------------------------------------------------
11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                    17,884,231
- ---------------------------------------------------------------------
12.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                   [ ]

- ---------------------------------------------------------------------
13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    46.26
- ---------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON

          00
- ---------------------------------------------------------------------

ITEM 4.   PURPOSE OF TRANSACTION.
          ----------------------

     The information set forth in Item 4 is supplemented to read as follows:

     Pursuant to a Registration Statement on Form S-2, effective November 3, 1994 (File No. 33-54289) Sophia M. Shoen sold 500,000 shares of Common Stock to the public on November 10, 1994. As a result of the sale, Sophia M. Shoen now owns 1,713,472 shares of the Company's Common Stock.

     Pursuant to an Exchange Agreement (the "Share Exchange") dated as of November 28, 1994, entered into between the Company and Mark V. Shoen (the "Shareholder"), the Shareholder exchanged 3,475,520 shares of the Company's Series A Stock for 3,475,520 shares of the Company's Common Stock. The Shareholder plans to register 1,700,000 shares of his Common Stock for sale to the public.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.
          ------------------------------------

     The information set forth in Item 5 is revised in its entirety to read as follows:

Edward J. Shoen, the E Trust, Mark V. Shoen, the M Trust, the J
- ----------------------------------------------------------------
Trust, James P. Shoen, Paul F. Shoen, the P Trust, the S Trust,
- ----------------------------------------------------------------
Sophia M. Shoen, the ESOP Trust, and the ESOP Trustee, as a group
- -----------------------------------------------------------------

           (i)     Aggregate number of shares:      17,884,231
          (ii)     Percentage of class:                  46.26<F1>
         (iii)     Sole voting power:
          (iv)     Shared voting power:             17,884,231
           (v)     Sole dispositive power:
          (vi)     Shared dispositive power:        17,884,231

Edward J. Shoen (without regard to the Stockholder Agreement)
- -------------------------------------------------------------

           (i)     Aggregate number of shares:       3,483,681
          (ii)     Percentage of class:                   9.01


The E Trust (without regard to the Stockholder Agreement)
- ---------------------------------------------------------

           (i)     Aggregate number of shares:         559,443
          (ii)     Percentage of class:                   1.45


Mark V. Shoen (without regard to the Stockholder Agreement)
- -----------------------------------------------------------

           (i)     Aggregate number of shares:       3,475,520
          (ii)     Percentage of class:                   8.99

The M Trust (without regard to the Stockholder Agreement)
- ---------------------------------------------------------

  ---------------------
     <F1>Based on 38,664,063 outstandign shares which include
  32,901,568 shares of Common Stock and 5,762,495 shares of Series A
  Stock.

           (i)     Aggregate number of shares:         527,604
          (ii)     Percentage of class:                   1.36

The J Trust (without regard to the Stockholder Agreement)
- ---------------------------------------------------------

           (i)     Aggregate number of shares:         337,426
          (ii)     Percentage of class:                   0.87

James P. Shoen (without regard to the Stockholder Agreement)
- ------------------------------------------------------------

           (i)     Aggregate number of shares:       2,278,814
          (ii)     Percentage of class:                   5.89

The P Trust (without regard to the Stockholder Agreement)
- ---------------------------------------------------------

           (i)     Aggregate number of shares:          71,976
          (ii)     Percentage of class:                   0.19

Paul F. Shoen (without regard to the Stockholder Agreement)
- -----------------------------------------------------------

           (i)     Aggregate number of shares:       3,419,690
          (ii)     Percentage of class:                   8.84

The S Trust (without regard to the Stockholder Agreement)
- ---------------------------------------------------------

           (i)     Aggregate number of shares:         108,891
          (ii)     Percentage of class:                   0.28

Sophia M. Shoen (without regard to the Stockholder Agreement)
- -------------------------------------------------------------

           (i)     Aggregate number of shares:       1,713,472
          (ii)     Percentage of class:                   4.43

The ESOP Trust (without regard to the Stockholder Agreement)
- ------------------------------------------------------------

           (i)     Aggregate number of shares:       1,907,714<F2>
          (ii)     Percentage of class:                   4.93

The ESOP Trustee (without regard to the Stockholder Agreement)
- --------------------------------------------------------------


           (i)     Aggregate number of shares:       1,907,71<F2>
          (ii)     Percentage of class:                   4.93

         Except as described in Item 4 hereof, no member of the group described on page 2 effected any transactions in Common Stock during the past sixty days.

  ---------------------
    <F2> These shares do not include shares allocated to the accounts of Edward J. Shoen (2082.40 shares), Mark V. Shoen (1807.80 shares), James P. Shoen (1776.73 shares), Paul F. Shoen (779.33 shares), and Sophia M. Shoen (196.87 shares) pursuant to the Plan of which the ESOP Trust is a part. These shares are not included in the number of shares beneficially owned by Edward J. Shoen, Mark
  V. Shoen, James P. Shoen, Paul F. Shoen, and Sophia M. Shoen as disclosed in this Item 5.

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS
         ---------------------------------------------------------
         WITH RESPECT TO SECURITIES OF THE ISSUER.
         ----------------------------------------

         Following the Share Exchange, Mark V. Shoen appointed James
P. Shoen as proxy to vote his shares in accordance with the Amended and Restated Stockholder Agreement dated as of May 1, 1992.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.
         --------------------------------


         Attached to this Amendment No. 8 as exhibits are the following:

         Statement Pursuant to Rule 13d-1(f), the Exchange Agreement with Mark V. Shoen, and the AMERCO Proxy.

                              SIGNATURE
                              ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 8 to Schedule 13D is true, complete, and correct.


                                       THE AMERCO EMPLOYEE SAVINGS,
                                        PROFIT SHARING AND EMPLOYEE
                                        STOCK OWNERSHIP TRUST


/s/ Edward J. Shoen                    By: /s/ Edward J. Shoen
- -------------------                        --------------------
EDWARD J. SHOEN,                           EDWARD J. SHOEN,
Date:  December 14, 1994                   Trustee
                                           Date:  December 14, 1994



/s/ Mark V. Shoen                      By: /s/ Gary B. Horton
- -----------------                          -------------------
MARK V. SHOEN                              GARY B. HORTON,
Date:  December 14, 1994                   Trustee
                                           Date:  December 14, 1994



                                       By: /s/ Donald W. Murney
- -------------------                        --------------------
SOPHIA M. SHOEN                            DONALD W. MURNEY,
Date:  December ___, 1994                  Trustee
                                           Date:  December 14, 1994



/s/ James P. Shoen
- ------------------
JAMES P. SHOEN
Date:  December 14, 1994




- -----------------
PAUL F. SHOEN
Date:  December ___, 1994

OXFORD LIFE INSURANCE                  OXFORD LIFE INSURANCE
COMPANY, Trustee under that            COMPANY, Trustee under that
certain Irrevocable Trust              certain Irrevocable Trust
dated December 20, 1982                dated December 20, 1982
(James P. Shoen, grantor)              (Mark V. Shoen, grantor)



By: /s/ Mark A. Haydukovich            By: /s/ Mark A. Haydukovich
    --------------------------             --------------------------
    MARK A. HAYDUKOVICH                    MARK A. HAYDUKOVICH
Its Vice President                     Its Vice President
Date:  December 19, 1994               Date:  December 19, 1994



OXFORD LIFE INSURANCE                  OXFORD LIFE INSURANCE
COMPANY, Trustee under that            COMPANY, Trustee under that
certain Irrevocable Trust              certain Irrevocable Trust
dated December 20, 1982                dated December 20, 1982
(Paul F. Shoen, grantor)               (Sophia M. Shoen, grantor)



By: /s/ Mark A. Haydukovich            By:/s/ Mark A. Haydukovich
    --------------------------            --------------------------
    MARK A. HAYDUKOVICH                   MARK A. HAYDUKOVICH
Its Vice President                     Its Vice President
Date:  December 19, 1994               Date:  December 19, 1994



OXFORD LIFE INSURANCE
COMPANY, Trustee under that
certain Irrevocable Trust
dated December 20, 1982
(Edward J. Shoen, grantor)



By: /s/ Mark A. Haydukovich
    --------------------------
    MARK A. HAYDUKOVICH
Its Vice President
Date:  December 19, 1994

                            EXHIBIT INDEX
                            -------------



Exhibit  Description                              Sequential Page No.
- ---------------------------------------------------------------------


  1      Statement Pursuant to Rule 13d-1(f) . . . . . . . . . . . 20

  2      Exchange Agreement with Mark V. Shoen . . . . . . . . . . 22

  3      AMERCO Proxy. . . . . . . . . . . . . . . . . . . . . . . 26